Exhibit 107

Calculation of Filing Fee Tables

Form S-8 (Form Type)

One Stop Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to Non-Qualified Stock Option Awards (Inducement Grants)	Rule 457(h)	400,000(2)	$2.95(2)	1,180,000.00	$0.00011020	$130.04
	Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to Restricted Stock Unit Awards (Inducement Grants)	Rule 457(h); Rule 457(c)	435,715(3)	$1.77(4)	771,215.55	$0.00011020	$84.99
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,951,215.55	$0.00011020	$215.03
	Total Fees Previously Paid						—	—
	Total Fees Offsets						—	—
	Net Fee Due							$215.03

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock of the Registrant issuable upon the exercise of outstanding non-qualified stock option awards granted to Michael Knowles, the Registrant’s recently-appointed President and Chief Executive Officer, on June 5, 2023, outside of the Registrant’s Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”) as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option Awards”). The Inducement Option Awards have an exercise price of $2.95 per share.

(3)

Represents 400,000 shares of common stock of the Registrant issuable upon vesting and settlement of Restricted Stock Units (“RSUs”) granted to M. Knowles on June 5, 2023 and 35,715 shares of common stock of the Registrant issuable upon vesting and settlement of RSUs granted to Robert Kalebaugh, the Registrant’s recently-appointed Vice President of Sales, on July 17, 2023 (collectively, the “Inducement RSU Awards”). In each case, such Inducement RSU Awards were granted outside of the Registrant’s 2017 Plan as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4).

(4)

The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $1.77 per share, the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 16, 2023.